EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 30, 2018, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Entravision Communications Corporation on Form 10-K for the year ended December 31, 2017.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Entravision Communications Corporation on Forms S-8 (File Nos. 333-54438, 333-82718, 333-125279 and 333-159599).

/s/ GRANT THORNTON LLP

Los Angeles, California

March 30, 2018